Exhibit 8.2

Board of Directors

Fairmount Bank

8216 Philadelphia Road

Baltimore, MD 22137

and,

Fairmount Bancorp, Inc.

8216 Philadelphia Road

Baltimore, MD 22137

Re:	State Income Tax Opinion Relating to the Conversion of Fairmount Bank from a Federally-chartered Mutual Savings Bank to a Federally-chartered Stock Savings Bank

To the Members of the Boards of Directors:

You have requested our opinion regarding the Maryland state income tax consequences of the proposed conversion of Fairmount Bank (Bank) from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (Converted Bank) and the acquisition of the Bank’s capital stock by Fairmount Bancorp, Inc., a Maryland corporation (Holding Company), pursuant to a Plan of Conversion initially adopted by the Board of Directors of the Bank on October 21, 2009 (Plan of Conversion). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the conversion as we have deemed appropriate. We have also relied upon, without independent verification, the representations of Fairmount Bank and Fairmount Bancorp, Inc. We have assumed that such representations are true and that the parties to the conversion will act in accordance with the Plan of Conversion.

Our opinion is limited solely to Maryland state income tax consequences and will not apply to any other taxes, jurisdictions, transactions or issues.

In rendering the opinion set-forth below, we have relied on the opinion of Jones, Walker, Waechter, Poitevent, Carrére & Denégre, LLP related to the federal tax consequences of the proposed conversion (Federal Tax Opinion), without undertaking to verify the federal tax consequences by independent investigation.

Our opinion is subject to the truth and accuracy of certain representations made by the Bank to us and Jones, Walker, Waechter, Poitevent, Carrére & Denégre, LLP and the consummation of the proposed conversion in accordance with the terms of the Plan of Conversion and applicable state law.

Fairmount Bank

and,

Fairmount Bancorp, Inc.

Our opinion is based on currently existing provisions of the Annotated Code of Maryland and current administrative rulings and court decisions there under. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of our opinion or of the statements and conclusions set-forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed conversion. We are under no obligation to update our opinion for such changes or interpretations. Furthermore, our opinion will not bind the Comptroller of Maryland and; therefore, the Comptroller of Maryland is not precluded from asserting a contrary position.

OPINION OF JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, LLP

Walker, Waechter, Poitevent, Carrére & Denégre, LLP has provided an opinion that addresses the material federal income tax consequences of the planned conversion and re-organization. The opinion, which relies upon standard factual representations given by the Bank, concluded, as follows:

1.	The conversion of the Bank to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Code Section 368(a)(1)(F).

2.	The assets of the Bank will have the same basis in the hands of the Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. The holding period of the Bank’s assets to be received by the Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. (Sections 362(b) and 1223(2) of the Code).

3.	For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. §1.381(b)-(1)(a)(2)).

4.	The part of the taxable year of the Bank before the reorganization and the part of the taxable year of the Stock Bank after the reorganization will constitute a single tax year of the Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. §1.38(b)-1(a)(2).

5.	The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by the Stock Bank. Treas. Reg. § 1.381(b)-1(a)(2).

6.	No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in the Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of the Stock Bank, in exchange for their deemed ownership interests in the Bank. (Section 354(a) of the Code).

Fairmount Bank

and,

Fairmount Bancorp, Inc.

7.	The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefore. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

8.	It more likely than not that the nontransferable subscription rights have no value. Accordingly, no gain or loss will be recognized by the Bank, Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Conversion Stock, provided that the amount to be paid for such common stock is equal to its fair market value. (Rev. Rul. 56-572, 1956-2 C.B. 182).

9.	No gain or loss will be recognized by the Holding Company upon receipt of money from the sale of Holding Company Stock. (Section 1032(a) of the Code).

10.	No gain or loss will be recognized by the Stock Bank on the transfer of a portion of the offering proceeds by Holding Company to Stock Bank in exchange for Stock Bank shares. (Section 1032(a) of the Code).

11.	It is more likely than not that the basis of the Holding Company Stock to its stockholders will be the purchase price thereof. (Section 1012 of the Code).

12.	The holding period of the Holding Company Conversion Stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code).

DISCUSSION RELATED TO MARYLAND STATE INCOME TAX CONSEQUENCES

Title 10 of the Annotated Code of Maryland outlines the provisions for income tax in the State of Maryland. Income tax for individuals and corporations is addressed in Subtitle 2 and Subtitle 3 of the Annotated Code of Maryland, respectively. The Maryland modified income of a corporation is the corporation’s federal taxable income for the taxable year as determined under the Internal Revenue Code and as adjusted under Title 10, Subtitle 3, Part II of the Annotated Code of Maryland. Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of Smith Elliott Kearns & Company, LLC regarding the Maryland state income tax consequences of the planned conversion and re-organization that:

1.	No gain or loss will be recognized by the Bank by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	No income tax will be imposed on account holders by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

Fairmount Bank

and,

Fairmount Bancorp, Inc.

3.	No gain or loss will be recognized by the Holding Company upon the sale of shares of common stock in the Offering (Section 1032(a) of the Internal Revenue Code).

4.	No income tax will be imposed on account holders of the Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank, plus interests in the liquidation account in the Converted Bank (Section 354(a) of the Internal Revenue Code).

5.	No income tax will be imposed on eligible account holders, supplemental eligible account holders and other members upon the issuance to them of Subscription Rights.

6.	The holding period and tax basis of any stock involved in the planned conversion and reorganization will be the same as for federal tax purposes.

LEGAL DISCLAIMER

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal federal, state or local tax aspect of these transactions. This opinion is not binding upon any tax authority, including the Maryland Department of Revenue or any court, and no assurance can be given that a position contrary to that expressed herein will not be assessed by a tax authority.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and; therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

CONSENT

This opinion is given solely for the benefit of the Bank, the Holding Company, eligible account holders, supplemental eligible account holders and other members described in the Plan of Conversion who will receive Subscription Rights and may not be relied upon by any other party or entity otherwise referred to in any document without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Application for Conversion filed with the Office of Thrift Supervision and to this opinion in the prospectus included in the registration statement on Form S-1 under the headings “Legal and Tax Opinions”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Chambersburg, Pennsylvania

February 4, 2010